EXHIBIT 99.1

News Release

Nextel Partners, Inc.
4500 Carillon Point
Kirkland, WA 98033
(425) 576-3600

Contacts:
Investors: Alice Kang Ryder (425) 576-3696
Media: Susan Johnston (425) 576-3617

Nextel Partners Announces Refinancing of Term Loan

- Expects to Reduce Annualized Interest Expense by Approximately $14 Million -
- Obtains Investment-Grade Credit Rating -

KIRKLAND, Wash. – May 23, 2005 - Nextel Partners, Inc. (NASDAQ: NXTP) announced today that its wholly owned subsidiary, Nextel Partners Operating Corp., has refinanced its existing $700 million tranche C term loan with a new $550 million tranche D term loan. The borrowings under the new term loan will be used along with company funds to repay the existing tranche C term loan. The new term loan will bear interest at LIBOR plus 1.50% compared with an interest rate of LIBOR plus 2.50% under the existing tranche C term loan. Based on the lower interest rate and reduction in the amount of the facility, the company expects to realize annualized interest expense savings of approximately $14 million. The tranche D term loan has a maturity date of May 31, 2012. JPMorgan Chase & Co. acted as Sole Bookrunner and Arranger on the transaction.

“Nextel Partners’ consistently strong operating results continue to pay off with significantly improved credit ratings,” said Barry Rowan, Nextel Partners’ Executive Vice President and Chief Financial Officer. “We are very pleased to see these positive factors enable Partners to continue to execute its strategy of strengthening our balance sheet and reducing our cost of debt.”

In conjunction with the refinancing, the company recently received credit rating upgrades from both Standard & Poor’s and Moody’s Investors Services. Standard & Poor’s raised its corporate credit rating on Nextel Partners, Inc. to ‘BB’ from ‘B+’, and its unsecured rating to ‘BB-’ from ‘B-’. Nextel Partners Operating Corp.’s credit facility rating was upgraded 4 notches from ‘B+’ to ‘BBB-’, an investment-grade rating. Moody’s Investors Services raised its senior implied rating on Nextel Partners, Inc. to ‘Ba2’ from ‘B1’, and its unsecured rating to ‘Ba3’ from ‘B3’. Nextel Partners Operating Corp.’s credit facility rating was upgraded from ‘Ba3’ to ‘Ba1’.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995. A number of the matters and subject areas discussed in this press release that are not historical or current facts deal with potential future circumstances and developments, including without limitation, matters related to Nextel Partners’ future financial and operating results. The words “believe,” “expect,” “intend,” “estimate,” “assume” and “anticipate,” variations of such words and similar expressions identify forward-looking statements, but their absence does not mean that a statement is not forward-looking. The discussion of such matters and subject areas is qualified by the inherent risks and uncertainties surrounding future expectations generally, and also may materially differ from Nextel Partners’ actual future experience involving any one or more of such matters and subject areas. Nextel Partners has attempted to identify, in context, certain of the factors that it currently believes may cause actual future experience and results to differ from Nextel Partners’ current expectations regarding the relevant matter or subject area. Such risks and uncertainties include the economic conditions in our targeted markets, performance of our technologies, competitive conditions, customer acceptance of our services, access to sufficient capital to meet operating and financing needs and those additional factors that are described from time to time in Nextel Partners’ reports filed with the SEC, including Nextel Partners’ annual report on Form 10-K for the year ended December 31, 2004 and its quarterly filings on Form 10-Q. This press release speaks only as of its date, and Nextel Partners disclaims any duty to update the information herein.

Nextel Partners, Inc. (NASDAQ:NXTP), a FORTUNE 1000 company based in Kirkland, Wash., has exclusive rights to offer the same fully integrated, digital wireless communications services offered by Nextel Communications, Inc. (Nextel) in mid-sized and rural markets in 31 states where approximately 54 million people reside. Nextel Partners and Nextel together offer the largest guaranteed all-digital wireless network in the country serving 297 of the top 300 U.S. markets. To learn more about Nextel Partners, visit www.nextelpartners.com.

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